SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

TRANSCEND SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TRANSCEND SERVICES, INC.

945 East Paces Ferry Road, Suite 1475

Atlanta, Georgia 30326

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 6, 2003

To the Stockholders:

The annual meeting of stockholders (the “Annual Meeting”) of Transcend Services, Inc. (the “Company”) will be held on May 6, 2003 at the offices of Smith, Gambrell & Russell, LLP, Suite 3100, Promenade II, 1230 Peachtree Street, N.E., Atlanta, Georgia 30309-3592 at 2:00 p.m. local time for the following purposes:

1.	To elect a Board of Directors consisting of four members to hold office until the next annual meeting of stockholders or until their successors are elected and qualified.

2.	To approve an amendment to the Certificate of Designations, Preferences and Rights of the Company’s Series A Convertible Preferred Stock contained in the Company’s Certificate of Incorporation, authorizing the Company to partially redeem for cash shares of the Company’s Series A Convertible Preferred Stock and to adjust, for a limited time period, the conversion price of the remainder of the Series A Convertible Preferred Stock.

3.	To approve an amendment to the Certificate of Designations, Preferences and Rights of the Company’s Series B Convertible Preferred Stock contained in the Company’s Certificate of Incorporation, authorizing the Company to adjust, for a limited time period, the conversion price of the Series B Convertible Preferred Stock.

4.	To ratify the appointment of Miller Ray & Houser LLP as independent public accountants to audit the accounts of the Company and its subsidiaries for the year ending December 31, 2003.

5.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 24, 2003 shall be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete, sign, date and mail the enclosed proxy card promptly in the enclosed postage-paid envelope. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

By order of the Board of Directors,

/s/ Joseph G. Bleser

JOSEPH G. BLESER Secretary

Atlanta, Georgia

March 31, 2003

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

TRANSCEND SERVICES, INC.

945 East Paces Ferry Road, Suite 1475

Atlanta, Georgia 30326

PROXY STATEMENT

For Annual Meeting Of Stockholders To Be Held On May 6, 2003

GENERAL

This Proxy Statement and the accompanying form of Proxy are being furnished to the stockholders of Transcend Services, Inc. (the “Company” or “Transcend”) on or about March 31, 2003 in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 6, 2003 at the offices of Smith, Gambrell & Russell, LLP, Suite 3100, Promenade II, 1230 Peachtree Street, N.E., Atlanta, Georgia 30309-3592 at 2:00 p.m. local time and any postponement or adjournment thereof. Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to the Secretary of the Company; (ii) executing a proxy bearing a later date; or (iii) appearing at the meeting and voting in person. The address of the principal executive offices of the Company is 945 East Paces Ferry Road, Suite 1475, Atlanta, Georgia 30326 and the Company’s telephone number is (404) 836-8000.

Unless otherwise specified, all shares represented by effective proxies will be voted in favor of (i) election of the four nominees as Directors; (ii) the amendment to the Certificate of Designations, Preferences and Rights of the Company’s Series A Convertible Preferred Stock, authorizing the Company to partially redeem for cash shares of the Company’s Series A Convertible Preferred Stock and to adjust, for a limited time period, the conversion price of the remainder of the Series A Convertible Preferred Stock (the “Series A Amendment”); (iii) the amendment to the Certificate of Designations, Preferences and Rights of the Company’s Series B Convertible Preferred Stock, authorizing the Company to adjust, for a limited time period, the conversion price of the Series B Convertible Preferred Stock (the “Series B Amendment”); (iv) the ratification of the selection of Miller Ray & Houser LLP to serve as the independent public accountants for the Company and its subsidiaries for fiscal 2003; and (v) the transaction of such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof. The Board of Directors does not know of any other business to be brought before the meeting, but as to any such other business, proxies will be voted upon any such matters in accordance with the best judgment of the person or persons acting thereunder as to what is in the best interests of the Company.

The cost of soliciting proxies will be borne by the Company. In addition to use of the mail, proxies may be solicited in person or by telephone or telegram by Directors and Officers of the Company who will not receive additional compensation for such services. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and the Company will reimburse such persons for their reasonable expenses in doing so.

Holders of record of outstanding shares of the Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of the Company, at the close of business on March 24, 2003 are entitled to notice of and to vote at the meeting. As of March 24, 2003, there were approximately 200 holders of record of the Company’s Common Stock, 15 holders of the Company’s Series A Convertible Preferred Stock, and 4 holders of the Company’s Series B Convertible Preferred Stock. Each holder of Common Stock is entitled to one vote for each share held on the record date. Each holder of Series A Preferred Stock is entitled to 1.48 votes per share on each preferred share held. Each holder of Series B Preferred Stock is entitled to 6.90 votes per share on each preferred share held. On March 24, 2003 there were 4,443,443 shares of Common Stock outstanding and entitled to vote, 212,800 shares of Series A Convertible Preferred Stock outstanding and entitled to vote and 60,000 shares of Series B Convertible Preferred Stock outstanding and entitled to vote. A majority of the shares entitled to vote, whether present in person or by proxy, shall constitute a quorum.

When a quorum is present at the meeting, the following votes are required to decide the actions proposed in each matter listed in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”): (i) a plurality of the votes of the shares present in person or by proxy shall decide the election of Directors; (ii) a majority of the votes of the outstanding shares of Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (voting on an as converted basis) shall be required approve the Series A Amendment, and at least 75% of the outstanding shares of the Series A Convertible Preferred Stock, voting as a separate group, shall be required to approve the Series A Amendment; (iii) a majority of the votes of the outstanding shares of Common Stock, Series A Convertible

Preferred Stock and Series B Convertible Preferred Stock (voting on an as converted basis) shall be required to approve the Series B Amendment, and at least 75% of the outstanding shares of the Series B Convertible Preferred Stock, voting as a separate group, shall be required to approve the Series B Amendment; and (iv) a majority of the shares present in person or by proxy shall decide the action proposed in all other matters listed in the Notice. Abstentions and broker “non-votes” will be counted as present in determining whether the quorum requirement is satisfied. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner, and does not have discretionary power. An abstention from voting by a stockholder on proposals other than the election of directors and ratification of accountants will have the same effect as a vote against such proposal. Broker “non-votes” are not counted for purposes of determining whether proposals other than the election of directors and ratification of accountants have been approved, which will also have the same effect as a vote against such proposals.

AGENDA ITEM ONE

ELECTION OF DIRECTORS

The Bylaws of Transcend currently provide that the Board of Directors shall consist of not less than one Director, subject to increase or decrease in such number within legal limits by action of the Board of Directors or stockholders. There are presently four Directors. The Board has nominated and recommends for election as Directors the four nominees set forth below. Each nominee presently serves as a Director of the Company. Directors shall be elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. If all of the nominees are elected, the Company’s Board of Directors will have four members.

Each of the four nominees has consented to being named in this Proxy Statement and to serve as a Director of the Company if elected. In the event that any nominee withdraws, or for any reason is unable to serve as a Director, the proxies will be voted for such other person as may be designated by the Board of Directors as substitute nominee, but in no event will proxies be voted for more than four nominees. Management of the Company has no reason to believe that any nominee will not continue to be a candidate or will not serve if elected.

The following is a brief description of the background and business experience of each of the nominees for election to the Board of Directors:

Larry G. Gerdes

Mr. Gerdes (age 54) has served as Chairman of the Board of the Company since May 2000, a Director of the Company since June 1985 and as its President and Chief Executive Officer since May 1993. Since September 16, 2000, Mr. Gerdes has also been serving as the Company’s Chief Financial Officer. In addition, Mr. Gerdes served as Secretary of the Company between September 16, 2000 and May 22, 2001. From 1991 to 1993, Mr. Gerdes was a private investor and from May 1992 until January 1995, Mr. Gerdes was the Chairman of the Board of Directors of Bottomley and Associates, which merged with Transcend in 1995. For the five years prior to 1991, Mr. Gerdes held various executive positions with HBO & Company, a healthcare information systems company, including Chief Financial Officer and Executive Vice President. Mr. Gerdes also serves as a Director of Alliance Healthcard, Inc., a publicly traded company which trades under the symbol ALHC.OB.

Joseph P. Clayton

Mr. Clayton (age 53) has served as a Director of the Company since May 2000. Mr. Clayton has been President and Chief Executive Officer of Sirius Satellite Radio (“Sirius”), a satellite radio broadcaster, since November 2001. Prior to joining Sirius, Mr. Clayton was President and Chief Executive Officer of North American Operations of Global Crossing Ltd. (“Global”), a global provider of integrated Internet, data, voice and conferencing services, since September 1999. On January 28, 2002, Global filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. From 1997 to 1999, Mr. Clayton was the President and Chief Executive Officer of Frontier Corporation (“Frontier”), which merged with Global in 1999. Prior to joining Frontier, Mr. Clayton served as Executive Vice President of Marketing and Sales for the Americas and Asia for Thomson, a consumer electronics company, from 1992 through 1996. Mr. Clayton serves on the Dean’s Advisory Board of the Indiana University Kelley School of Business, as a Trustee of Bellarmine University, Louisville, Kentucky, and as Trustee of the Rochester Institute of Technology, Rochester, New York. He is also Vice Chairman of the New York State Office of Science, Technology and Academic Research (NYSTAR) Advisory Council. Mr. Clayton serves as a Director of Sirius Satellite Radio, a publicly traded company which trades under the symbol SIRI.

Walter S. Huff, Jr.

Mr. Huff (age 68) has served as a Director of the Company since October 1993. Mr. Huff was the founder of HBO & Company and served as its Chairman from 1974 until 1990 and Chief Executive Officer from 1974 to 1984 and from 1986 until 1989. Since 1990, Mr. Huff has been a private investor.

Charles E. Thoele

Mr. Thoele (age 67) has served as a Director of the Company since October 1993. Mr. Thoele has been a consultant to Sisters of Mercy Health Systems since February 1991. From 1986 to February 1991, he served as a Director and the Chief Operating Officer of Sisters of Mercy Health Systems. Mr. Thoele is a past Chairman of the Catholic Hospital Association.

No Director or Executive Officer of Transcend is related to any other Director or Executive Officer of Transcend.

The Board of Directors recommends a vote “FOR” each of the above nominees.

AGENDA ITEM TWO

REDEMPTION OR CONVERSION OF

SERIES A CONVERTIBLE PREFERRED STOCK

The Company proposes to eliminate its outstanding preferred stock from its capital structure for the express purpose of enhancing the value of the Company for the benefit of all of the Company’s stockholders, both Common and Preferred. To accomplish this, the Company is proposing an amendment to the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock (the “Series A Amendment”) authorizing a Company call right for the partial redemption and conversion of the shares of the Company’s Series A Convertible Preferred Stock held by one Series A holder, and an adjustment to the conversion price, for a limited duration, of the remainder of the Series A Convertible Preferred Stock. At a special meeting held on February 19, 2003, the Company’s Board of Directors approved the Series A Amendment. The text of the Series A Amendment is set forth in its entirety as Exhibit A to this proxy statement and is incorporated herein by reference. The Board of Directors recommends that the Company’s shareholders vote “FOR” the approval of the Series A Amendment. See also AGENDA ITEM THREE (CONVERSION OF SERIES B CONVERTIBLE PREFERRED STOCK).

As of March 24, 2003, the Company had 4,443,443 shares of Common Stock outstanding, 212,800 shares of Series A Convertible Preferred Stock outstanding, which is equivalent to 315,259 shares of Common Stock based upon the current terms of conversion, and 60,000 shares of Series B Convertible Preferred Stock outstanding, which is equivalent to 413,793 shares of Common Stock based upon the current terms of conversion. Accordingly, assuming the conversion of both the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock upon the current terms of conversion, there were 5,172,495 shares of Common Stock outstanding on a pro forma basis as of March 24, 2003. Further, assuming that (i) the Company’s shareholders approve the proposed elimination of the outstanding preferred stock; (ii) all eligible preferred shareholders convert their preferred shares into Common Stock; and (iii) all future preferred dividends payable prior to the conversion date are paid in shares of Common Stock, there would be 7,353,443 shares of Common Stock outstanding on a pro forma basis as of the conversion date.

On November 14, 1997, the Company raised approximately $5.3 million in cash through a private placement of 212,800 shares of newly issued Series A Convertible Preferred Stock to fifteen persons or entities (individually, the “Record Holder”). The Series A Convertible Preferred Stock has a $.01 par value, $25.00 stated value, and carries a dividend of 9% payable quarterly (the “Dividend Payment Date”). Dividends on the Series A Convertible Preferred Stock totaled $478,000, $479,000 and $478,000 in 2002, 2001 and 2000, respectively. The shares of Series A Convertible Preferred Stock are convertible into shares of Common Stock at any time at the option of the holder at a conversion price of $16.875 per share. Under certain circumstances the Company may, at its option, redeem the Series A Convertible Preferred Stock, in whole or in part, at 100% of its stated value together with all accrued and unpaid dividends to the redemption date (the “Redemption Date”). The holders of the Series A Convertible Preferred Stock may convert the Series A Convertible Preferred Stock into shares of Common Stock within 60 days following the Company’s notice of redemption.

The Board is considering the proposed redemption or conversion of the Series A Convertible Preferred Stock because it believes it would enhance the Company’s net income attributable to Common Stockholders and cash flows before financing activities and because it believes it would provide a liquidity opportunity that would not otherwise be available to the Series A Convertible Preferred Stockholders as a result of the granting of registration rights. It would also eliminate the preferred position currently enjoyed by these shareholders with respect to dividends and liquidation.

Since the Company has limited cash resources at this time, the number of shares of Series A Convertible Preferred Stock proposed for redemption, versus conversion, is limited by necessity.

To effect the proposed redemption or conversion of the Company’s Series A Convertible Preferred Stock, a majority of the votes of the outstanding shares of Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (voting on an as converted basis) shall be required to approve the Series A Amendment. At least 75% of the votes of the outstanding shares of the Series A Convertible Preferred Stock, voting as a separate group, shall also be required to approve the Series A Amendment.

Assuming that the requisite approvals described above are obtained, the Company proposes to redeem or convert its outstanding Series A Convertible Preferred Stock as explained in detail below:

During the period (the “Inducement Period”) commencing on the date on which the Certificate of Amendment to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (EXHIBIT A) is accepted for filing with the Secretary of State of Delaware (the “Amendment Date”) and ending at 5:00 p.m., Atlanta, Georgia time on the 20th day following the Amendment Date, by written agreement dated February 19, 2003 between the Company and St. Paul Fire and Marine Insurance Company, which is the registered holder of record of $1,500,000 stated value of Series A Convertible Preferred Stock (represented by 60,000 shares of Series A Convertible Preferred Stock) (“The St. Paul Series A Shares”), the Company shall have the exclusive right until July 1, 2003 to redeem The St. Paul Series A Shares in exchange for the following: (i) $600,000 in cash; (ii) an unsecured promissory note in the principal amount of $100,000 bearing interest at an annual rate of 4%, such note to mature and be due and payable on the date which marks the six-month anniversary following the date of issuance of such note; (iii) an unsecured promissory note in the principal amount of $100,000 bearing interest at an annual rate of 4%, such note to mature and be due and payable on the date which marks the nine-month anniversary following the date of issuance of such note; and (iv) the issuance of 200,000 shares of the authorized Common Stock of the Company, valued at $3.50 per share ((i) through (iv) being hereinafter referred to as the “Call Consideration”). The closing sale price of the Company’s Common Stock as reported on the Nasdaq SmallCap Market was $1.50 and $1.45 on February 18 and 20, 2003, respectively. There were no trades reported on February 19, 2003, the date that the Company’s Board of Directors approved the Company’s plan to redeem or convert the Series A Convertible Preferred Stock to Common Stock.

The Company may exercise such redemption right by delivering written notice to St. Paul Fire and Marine Insurance Company by overnight courier, not less than five days prior to the Redemption Date. Such notice shall state the Redemption Date, the place where the certificate for The St. Paul Series A Shares is to be surrendered for payment of the Call Consideration, and that payment will be made upon presentation and surrender of The St. Paul Series A Shares. Upon delivery of the proper notice, on the Redemption Date, The St. Paul Series A Shares shall be automatically converted into the right to receive the Call Consideration and all rights of the holder thereof as a preferred stockholder of the Company (except the right to receive from the Company the Call Consideration) shall cease.

During the Inducement Period, each holder of shares of Series A Convertible Preferred Stock, other than St. Paul Fire and Marine Insurance Company, shall be entitled to convert all or any portion of its shares of Series A Convertible Preferred Stock at a conversion price of $2.00 per share. The Company agrees to use its commercially reasonable best efforts to register for resale under the Securities Act of 1933, as soon as practicable following the Inducement Period, all shares of Common Stock issued to holders electing to convert shares of Series A Convertible Preferred Stock during the Inducement Period; provided, however, that the Company’s obligation to register shares of Common Stock on behalf of any such holder shall be conditioned upon receipt by the Company from such holder of a registration rights agreement containing such terms, conditions and representations as are customarily contained in similar such agreements. No fractional shares will be issued upon conversion of the Series A Convertible Preferred Stock

In the event a Dividend Payment Date occurs during the Inducement Period, any Record Holder entitled to receive the cash dividend associated with such Dividend Payment Date and who has elected to convert its shares of Series A Convertible Preferred Stock may elect, by delivering written notice to the Company by overnight courier not less than three business days prior to such Dividend Payment Date, to have such dividend paid in shares of Common Stock, with the number of shares payable determined as the quotient obtained by dividing the aggregate amount of the dividend payable to such Record Holder by $2.00, rounded down to the nearest whole share.

Immediately following the Inducement Period, the shares of Series A Convertible Preferred Stock that were neither redeemed nor converted during the Inducement Period will return to being convertible into shares of Common Stock at any time at the option of the holder at the current conversion price of $16.875 per share. Under certain circumstances the Company may, at its option, redeem the remaining shares of Series A Convertible Preferred Stock, in whole or in part, at 100% of its stated value together with all accrued and unpaid dividends to the redemption date, but there is no obligation of the Company to do so. The holders of the remaining shares of Series A Convertible Preferred Stock may convert the Series A Convertible Preferred Stock into shares of Common Stock within 60 days following the Company’s notice of redemption.

In summary, subject to the requisite approvals, Transcend plans to redeem and induce the conversion of all of the outstanding shares of the Series A Convertible Preferred Stock as described above. However, it is possible that some holders of the Series A Convertible Preferred Stock will not agree to convert their holdings of Series A Convertible Preferred Stock to Common Stock. Regardless, the Company plans to redeem The St. Paul Series A Shares and to convert the shares of any other holder of Series A Convertible Preferred Stock that agrees to convert their shares of Series A Convertible Preferred Stock into Common Stock as described above.

In addition, subject to the requisite approvals, Transcend also plans to convert all of the outstanding shares of the Company’s Series B Convertible Preferred Stock that is currently carried in the Company’s books and records at its stated value of $1.5 million, by offering each of the Series B Convertible Preferred Stockholders a one-time opportunity during the Inducement Period to convert the Series B Convertible Preferred Stock held by him to Common Stock at a conversion price of $2.00 per share. See AGENDA ITEM THREE (CONVERSION OF SERIES B CONVERTIBLE PREFERRED STOCK).

Had the proposed redemption or conversion for the Series A Convertible Preferred Stock as proposed herein and the Series B Convertible Preferred Stock as proposed in AGENDA ITEM THREE been effected on January 1, 2000, the Company’s reported and pro forma net earnings (loss) attributable to common stockholders, the net earnings (loss) per diluted share attributable to common stockholders and the weighted average common shares outstanding used to compute net earnings (loss) per diluted share attributable to common stockholders for the years ended December 31, 2002, 2001 and 2000 are presented below:

(in thousands, except for per share data)	2002	2001	2000
As reported:
Net earnings (loss) attributable to common stockholders	$412	$(1,067)	$(1,188)
Net earnings (loss) per diluted share attributable to common stockholders	$0.09	$(0.24)	$(0.27)
Weighted average common shares outstanding used to compute net earnings (loss) per diluted share attributable to common stockholders	4,457	4,404	4,341
Pro forma:
Net earnings (loss) attributable to common stockholders	$903	$(578)	$(742)
Net earnings (loss) per diluted share attributable to common stockholders	$0.12	$(0.08)	$(0.10)
Weighted average common shares outstanding used to compute net earnings (loss) per diluted share attributable to common stockholders	7,397	7,344	7,281

As shown in the table of SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT, certain Directors and Executive Officers of the Company are holders of the Series A Convertible Preferred Stock and/or the Series B Convertible Preferred Stock (the “D&O Holders”). The following table shows the variation in each of the D&O Holders beneficial ownership of Common Stock under the three separate scenarios presented below compared to his actual beneficial ownership as a percentage of Common Stock outstanding assuming the conversion of his preferred stock:

D&O Holders	Actual As of 2/10/03	Assuming Series A Redemption and Conversion Only	Assuming Series B Conversion Only	Assuming Both Series A Redemption and Conversion and B Conversion
Larry G. Gerdes	16.11%	13.46%	16.65%	14.09%
Walter S. Huff, Jr.	16.85%	11.94%	18.34%	13.40%
Charles E. Thoele	0.50%	0.70%	0.43%	0.63%

The Board of Directors recommends a vote “FOR” the approval of the Series A Amendment.

AGENDA ITEM THREE

CONVERSION OF SERIES B CONVERTIBLE PREFERRED STOCK

The Company proposes to eliminate its outstanding preferred stock from its capital structure for the express purpose of enhancing the value of the Company for the benefit of all of the Company’s stockholders, both Common and Preferred. To accomplish this, the Company is proposing an amendment to the Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock (the “Series B Amendment”) authorizing an adjustment to the conversion price, for a limited duration, of the Series B Convertible Preferred Stock. At a special meeting held on February 19, 2003, the Company’s Board of Directors approved the Series B Amendment. The text of the Series B Amendment is set forth in its entirety as Exhibit B to this proxy statement and is incorporated herein by reference. The Board of Directors recommends that the Company’s shareholders vote “FOR” the approval of the Series B Amendment. See also AGENDA ITEM TWO (REDEMPTION OR CONVERSION OF SERIES A CONVERTIBLE PREFERRED STOCK).

As of March 24, 2003, the Company had 4,443,443 shares of Common Stock outstanding, 212,800 shares of Series A Convertible Preferred Stock outstanding, which is equivalent to 315,259 shares of Common Stock based upon the current terms of conversion, and 60,000 shares of Series B Convertible Preferred Stock outstanding, which is equivalent to 413,793 shares of Common Stock based upon the current terms of conversion. Accordingly, assuming the conversion of both the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock upon the current terms of conversion, there were 5,172,495 shares of Common Stock outstanding on a pro forma basis as of March 24, 2003. Further, assuming that (i) the Company’s shareholders approve the proposed elimination of the outstanding preferred stock; (ii) all eligible preferred shareholders convert their preferred shares into Common Stock; and (iii) all future preferred dividends payable prior to the conversion date are paid in shares of Common Stock, there would be 7,353,443 shares of Common Stock outstanding on a pro forma basis as of the conversion date.

In August 1999, certain Directors and accredited investors of the Company loaned an aggregate of $1.5 million to the Company for the purpose of interim financing. The related unsecured promissory notes provided for interest at the rate of 10% annually and a maturity date of January 15, 2000. On November 10, 1999, the Company executed an agreement with these Directors and investors providing that, at the option of the Company, the promissory notes could be converted to a new class of convertible preferred stock at any time prior to the maturity date. The Company’s Shareholders approved the conversion at a special meeting held on December 30, 1999, which conversion was effected on January 14, 2000. The new class of preferred stock, the Series B Convertible Preferred Stock, does not pay dividends, and has voting rights with the common stockholders equal to the number of shares of Common Stock into which the Series B Convertible Preferred Stock may be converted from time to time. The Series B Convertible Preferred Stock is convertible to Common Stock at a price of $3.625 per share of Common Stock or an aggregate of 413,793 shares.

The Board is considering the proposed conversion of the Series B Convertible Preferred Stock because it believes it would simplify the Company’s capital structure by eliminating all preferred stock (assuming that the Series A Convertible Preferred Stock is also eliminated as proposed in AGENDA ITEM TWO to this Proxy Statement) and provide a liquidity opportunity that would not otherwise be available to the Series B Convertible Preferred Stockholders as a result of the granting of registration rights. The Board believes that eliminating the Company’s Preferred Stock could positively impact the value of the common shares.

To effect the proposed conversion of the Company’s Series B Convertible Preferred Stock, a majority of the votes of the outstanding shares of Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (voting on an as converted basis) shall be required to approve the Series B Amendment. At least 75% of the votes of the outstanding shares of the Series B Convertible Preferred Stock, voting as a separate group, shall also be required to approve the Series B Amendment.

Assuming that the requisite approvals described above are obtained, the Company proposes to convert its outstanding Series B Convertible Preferred Stock as explained in detail below:

During the period (the “Conversion Inducement Period”) commencing on the date on which the Certificate of Amendment to the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock (EXHIBIT B) is accepted for filing with the Secretary of State of Delaware (the “Amendment Date”) and ending at 5:00 p.m., Atlanta, Georgia time on the 20th day following the Amendment Date, each holder of shares of Series B Convertible Preferred Stock shall be entitled to convert all or any portion of its shares of Series B Convertible Preferred Stock to Common Stock at a conversion price of $2.00 per share. The closing sale price of the Company’s Common Stock as reported on the Nasdaq SmallCap Market was $1.50 and $1.45 on February 18 and 20, 2003, respectively. There were no trades reported on February 19, 2003, the date that the Company’s Board of Directors approved the Company’s plan to convert the Series B Convertible Preferred Stock to Common Stock.

The Company agrees to use its commercially reasonable best efforts to register for resale under the Securities Act of 1933, as soon as practicable following the Conversion Inducement Period, all shares of Common Stock issued to holders electing to convert shares of Series B Convertible Preferred Stock during the Conversion Inducement Period; provided, however, that the Company’s obligation to register shares of Common Stock on behalf of any such holder shall be conditioned upon receipt by the Company from such holder of a registration rights agreement containing such terms, conditions and representations as are customarily contained in similar such agreements.

Immediately following the Conversion Inducement Period, the shares of Series B Convertible Preferred Stock that were not converted during the Conversion Inducement Period will return to being convertible into shares of Common Stock at any time at the option of the holder at the current conversion price of $3.625 per share. Under certain circumstances the Company may, at its option, redeem the remaining shares of Series B Convertible Preferred Stock, in whole or in part, at 100% of its stated value, but there is no obligation of the Company to do so. The holders of the remaining shares of Series B Convertible Preferred Stock may convert the Series B Convertible Preferred Stock into shares of Common Stock within 60 days following the Company’s notice of redemption. No fractional shares will be issued upon the conversion of any shares of the Series B Convertible Preferred Stock.

In summary, subject to the requisite approvals, Transcend plans to induce the conversion of all of the outstanding shares of the Series B Convertible Preferred Stock as described above. However, it is possible that some holders of the Series B Convertible Preferred Stock will not agree to convert their holdings of Series B Convertible Preferred Stock to Common Stock. Regardless, the Company plans to convert the shares of any holder of Series B Convertible Preferred Stock that agrees to convert their shares of Series B Convertible Preferred Stock into Common Stock as described above.

In addition, subject to the requisite approvals, Transcend also plans to redeem or convert all of the outstanding shares of the Company’s Series A Convertible Preferred Stock that is currently carried in the Company’s books and records at its stated value of $5.3 million as described in AGENDA ITEM TWO to this Proxy Statement.

Had the proposed conversion of the Series B Convertible Preferred Stock as proposed herein and the redemption or conversion of the Series A Convertible Preferred Stock as proposed in AGENDA ITEM TWO been effected on January 1, 2000, the Company’s reported and pro forma net earnings (loss) attributable to common stockholders, the net earnings (loss) per diluted share attributable to common stockholders and the weighted average common shares outstanding used to compute net earnings (loss) per diluted share attributable to common stockholders for the years ended December 31, 2002, 2001 and 2000 are presented below:

(in thousands, except for per share data)	2002	2001	2000
As reported:
Net earnings (loss) attributable to common stockholders	$412	$(1,067)	$(1,188)
Net earnings (loss) per diluted share attributable to common stockholders	$0.09	$(0.24)	$(0.27)
Weighted average common shares outstanding used to compute net earnings (loss) per diluted share attributable to common stockholders	4,457	4,404	4,341
Pro forma:
Net earnings (loss) attributable to common stockholders	$903	$(578)	$(742)
Net earnings (loss) per diluted share attributable to common stockholders	$0.12	$(0.08)	$(0.10)
Weighted average common shares outstanding used to compute net earnings (loss) per diluted share attributable to common stockholders	7,397	7,344	7,281

As shown in the table of SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT, certain Directors and Executive Officers of the Company are holders of the Series A Convertible Preferred Stock and/or the Series B Convertible Preferred Stock (the “D&O Holders”). The following table shows the variation in each of the D&O Holders beneficial ownership of Common Stock under the three separate scenarios presented below compared to his actual beneficial ownership as a percentage of Common Stock outstanding assuming the conversion of his preferred stock:

D&O Holders	Actual As of 2/10/03	Assuming Series A Redemption Conversion Only	Assuming Series B Conversion Only	Assuming Both Series A Redemption and Conversion and B Conversion
Larry G. Gerdes	16.11%	13.46%	16.65%	14.09%
Walter S. Huff, Jr.	16.85%	11.94%	18.34%	13.40%
Charles E. Thoele	0.50%	0.70%	0.43%	0.63%

The Board of Directors recommends a vote “FOR” the Series B Amendment.

AGENDA ITEM FOUR

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Miller Ray & Houser LLP (“MR&H”) served as the independent public accountants for the fiscal years ending December 31, 2001 and 2002, and upon the recommendation of the Audit Committee, the Board of Directors has selected MR&H as the Company’s independent public accountants for the fiscal year ending December 31, 2003. Representatives of MR&H are expected to be present at the meeting and shall have the opportunity to make a statement, if they desire to do so, and respond to appropriate questions.

On September 6, 2001, for the sole purpose of reducing the level of audit fees projected to be incurred by the Company in 2001, the Audit Committee of the Board of Directors of the Company dismissed Arthur Andersen LLP (“AA”) as independent public accountants to audit the accounts of the Company and subsidiaries for the year ended December 31, 2001 and on the same date authorized the engagement of MR&H as its independent auditors for the year ended December 31, 2001.

AA’s report on the Company’s consolidated financial statements for the year ended December 31, 2000 contained no adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2000 and the subsequent unaudited interim period through September 6, 2001, there were no disagreements between the Company and AA on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of AA, would have caused it to make a reference to the subject matter of the disagreements in connection with its report.

In connection with the audit of the fiscal year ended December 31, 2000 and for the subsequent unaudited interim period through September 6, 2001, AA did not advise the Company that:

(i) the internal controls necessary for the Company to develop reliable financial statements did not exist;

(ii) information had come to its attention that led it to no longer be able to rely on management’s representations, or that made it unwilling to be associated with the financial statements prepared by management;

(iii) there existed a need to expand significantly the scope of its audit, or that information had come to AA’s attention during the fiscal periods, that if further investigated may (a) materially impact the fairness or reliability of either: a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or (b) cause AA to be unwilling to rely on management’s representations or be associated with the Company’s financial statements, and due to AA’s dismissal did not so expand the scope of its audit or conduct such further investigation; or

(iv) information had come to AA’s attention that it concluded materially impacts the fairness or reliability of either (a) a previously issued audit report or the underlying financial statements, or (b) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to AA’s satisfaction, would prevent it from rendering an unqualified audit report on those financial statements), and due to AA’s dismissal, the issue has not been resolved to AA’s satisfaction prior to its dismissal.

At the Company’s request, AA furnished the Company with a letter addressed to the Securities and Exchange Commission (“SEC”) stating whether it agrees with the above statements. Said letter dated September 7, 2001, which was filed with the SEC as Exhibit 16.1 to the Company’s Form 8-K dated September 11, 2001, indicated that AA agreed with the above statements.

MR&H has prepared and signed the Company’s income tax returns since 1996. During the year ended December 31, 2000 and the subsequent unaudited interim period through September 6, 2001, neither the Company nor any of its representatives consulted with MR&H regarding (i) the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on the Company’s financial statements, which advice was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue or (ii) any matter that was the subject of a disagreement with AA or a reportable event as described above.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Miller Ray & Houser LLP.

ADDITIONAL INFORMATION

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Company’s Board of Directors has two standing committees: the Audit and Finance Committee, and the Stock Option and Compensation Committee. The Board of Directors does not have a standing Nominating Committee, such function being reserved to the full Board of Directors. The Audit and Finance Committee (the “Audit Committee”) of the Board of Directors, comprised of Messrs. Huff (Chairman), Clayton and Thoele, reviews Transcend’s audit procedures and reports from Transcend’s independent public accountants. The Report of the Audit Committee appears below under “Report of the Audit and Finance Committee.” The Stock Option and Compensation Committee (the “Compensation Committee”), comprised of Messrs. Thoele (Chairman), Clayton and Huff, acts as administrator of Transcend’s stock option plans and makes recommendations concerning the establishment of additional employee benefit plans and compensation for Transcend’s executive officers. The Audit Committee held two (2) meetings in the twelve months ended December 31, 2002. The Compensation Committee held four (4) meetings in the twelve months ended December 31, 2002.

The Board of Directors held six (6) meetings during the twelve months ended December 31, 2002. During fiscal 2002, each Director attended more than 75% of the total number of meetings of the Board of Directors and committees on which he served.

COMPENSATION OF DIRECTORS

The Board unanimously voted to suspend cash compensation for serving as a Director effective January 1, 2000 until such time as the Company achieved and sustained positive cash flow from operating activities. In addition, during December 1999, each Director voluntarily forfeited all of his options to purchase shares of the Company’s Common Stock to provide the Company with greater flexibility to grant options to purchase shares of the Company’s Common Stock to management and employees responsible for executing the Company’s restructuring plan announced at that time. On May 8, 2001, after the stockholders of the Company approved the Transcend Services, Inc. 2001 Stock Option Plan, the Board voted to grant immediately exercisable options to purchase 10,000 shares of the Company’s Common Stock at a per share exercise price equal to the fair market value per share on the date of grant to a Director elected by the stockholders for his first term of service. No options to purchase the Company’s Common Stock will be granted to Directors upon re-election to the Board. In addition, effective May 8, 2001, the Board reinstated a cash compensation arrangement for non-management Directors who will receive a cash retainer of $2,500 per quarter, a meeting attendance fee of $500 and a telephonic meeting participation fee of $250. No fees are paid for Committee meetings. No fees are paid to Mr. Gerdes, the Chairman of the Board, who is also an Executive Officer of the Company. See “Executive Compensation.”

REPORT OF THE AUDIT AND FINANCE COMMITTEE

February 10, 2003

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2002.

We have discussed with Miller Ray & Houser LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, we have received and reviewed the letter from Miller Ray & Houser LLP required by Independence Standards Board, Standard No. 1, and have discussed with Miller Ray & Houser LLP the accountants’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the SEC.

Audit Fees

The aggregate fees billed by Miller Ray & Houser LLP for professional services rendered for the audit of the Company’s annual financial statements for fiscal year 2002 and the reviews of the financial statements included in the Company’s Form 10-Q for such fiscal year were $39,634. The Company estimates that unbilled fees by Miller Ray & Houser LLP related to said audit are approximately $4,866.

Financial Information Systems Design and Implementation Fees

There were no fees billed by Miller Ray & Houser LLP for professional services rendered for financial information systems design and implementation for fiscal year 2002.

All Other Fees

The aggregate fees billed by Miller Ray & Houser LLP in 2002 for 2001 federal, state and local income tax return preparation and return signature was $18,500. The aggregate fees billed by Miller Ray & Houser LLP for payroll tax consulting was $23,727 for fiscal year 2002. In addition, Miller Ray & Houser LLP billed $7,143 for the audit of the Company’s 401-K Plan for the plan year 2001, most of which audit work was preformed in fiscal 2002.

Arthur Andersen LLP audited the accounts of Transcend Services, Inc. since the Company’s inception through September 6, 2001 at which time Arthur Andersen LLP was dismissed and replaced by Miller Ray & Houser LLP, who will continue in that capacity during 2003. A representative of Miller Ray & Houser LLP will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

The Audit Committee has considered whether the provision of the services described under the caption “All Other Fees” by Miller Ray & Houser LLP is compatible with maintaining the principal accountant’s independence and determined that the independence of Miller Ray & Houser was not and is not impaired by the provision of said services.

Messrs. Walter S. Huff, Jr. (Chairman), Joseph P. Clayton and Charles E. Thoele comprise the Audit Committee. Each of Messrs. Huff, Clayton and Thoele is “independent” as defined in Rule 4200(a)(14) of the National Association of Securities Dealer’s listing standards.

The Audit Committee operates pursuant to a written charter which was adopted by the Company’s Board of Directors on June 13, 2000, a copy of which was attached to the Company’s Proxy Statement for the 2001 Annual Meeting of Stockholders.

The foregoing report has been furnished by the Audit Committee of Board of Directors of Transcend Services, Inc.

Walter S. Huff, Jr., Chairman

Joseph P. Clayton

Charles E. Thoele

The foregoing report of the Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Report by reference in any such document.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 10, 2003, certain information with respect to all stockholders known to Transcend to beneficially own more than five percent of the Company’s Common Stock or Preferred Stock, and information with respect to Transcend Common Stock or Preferred Stock beneficially owned by each Director of Transcend, each nominee for election as Director, the Executive Officers included in the Summary Compensation Table set forth under the caption “Executive Compensation”, and all Directors and executive officers of Transcend as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the Common Stock or Preferred Stock owned by them. See also AGENDA ITEM TWO (REDEMPTION OR CONVERSION OF SERIES A CONVERTIBLE PREFERRED STOCK) and AGENDA ITEM THREE (CONVERSION OF SERIES B CONVERTIBLE PREFERRED STOCK), both included herein.

	Common Stock			Series A Preferred Stock		Series B Preferred Stock
Name and Address of Directors and Executive Officers	Amount and Nature of Beneficial Ownership(1)		Percent Of Class	Amount and Nature of of Beneficial Ownership(11)	Percent Of Class	Amount and Nature of Beneficial Ownership(12)		Percent Of Class

Richard L. Gunderson 101 East 5th Street Suite 201 St. Paul, Minnesota 55101				20,000	9.40%

Laumar Investors Limited Partnership 3353 Peachtree Road Suite 1030 Atlanta, Georgia 30326				40,000	18.80%

The St. Paul Companies 385 Washington St. St. Paul, MN 55102				60,000	28.20%

Monmouth College 700 East Broadway Monmouth, Illinois 61462				20,000	9.40%

Transylvania University 300 N. Broadway Lexington, Kentucky 40508				20,000	9.40%

Richard M. Lucas Foundation 3000 Sand Hill Rd. Bldg. 3, Suite 210 Menlo Park, CA 94025						3,120		5.20%

Donald L. Lucas						4,680	(13)	7.80%

Larry G. Gerdes 945 East Paces Ferry Road Suite 1475 Atlanta, GA 30326	738,539	(2)	16.11%	12,000	5.64%	22,200		37.00%

Joseph P. Clayton	20,000	(3)	*

Walter S. Huff, Jr. 3353 Peachtree Road, N.E. Suite 1030 Atlanta, Georgia 30326	778,636	(4)	16.85%			30,000	50.00%

Charles E. Thoele	22,231	(5)	*	2,000	*

Robert D. Alexander	35,000	(6)	*

Thomas C. Binion	31,750	(7)	*

Leslie B. Goff	2,500	(8)

Carl P. Hawkins	55,250	(9)	*

All Directors and Executive Officers as a group (8 persons)	1,683,906	(10)	34.25%	14,000	6.58%	52,200	87.00%
*	Represents less than 1%

(1)	“Beneficial Ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes shares of Common Stock underlying options to purchase Common Stock which are exercisable within sixty days of the date hereof. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The percentages are based upon 4,413,143 shares of Common Stock outstanding as of February 10, 2003, except for certain parties who hold presently exercisable convertible preferred stock or options to purchase Common Stock, which are exercisable within sixty days of February 10, 2003. The percentages for those parties who hold presently exercisable convertible preferred stock or options to purchase Common Stock, which are exercisable within sixty days of February 10, 2003, are based upon the sum of 4,413,143 shares plus the number of shares subject to presently exercisable convertible preferred stock or options to purchase Common Stock, which are exercisable within sixty days of February 10, 2003, held by them, as indicated in the following notes. Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares listed opposite his name.
(2)	Includes 18,720 shares held by Mr. Gerdes’ spouse; 10,738 shares held by Mr. Gerdes as custodian for his minor child; 10,000 shares held by the Gerdes Family Partnership LP of which Mr. Gerdes is the General Partner; 17,778 shares which may be acquired upon the exercise of Series A Convertible Preferred Stock; and 153,103 shares which may be acquired upon the exercise of Series B Convertible Preferred Stock.
(3)	Includes 5,000 shares held by Joseph P. Clayton Revocable Trust and 10,000 shares of Common Stock that may be acquired by Mr. Clayton upon the exercise of stock options exercisable within 60 days of February 10, 2003.
(4)	Includes 206,896 shares held by Mr. Huff which may be acquired upon the exercise of Series B Convertible Preferred Stock.
(5)	Includes 2,963 shares which may be acquired upon the exercise of Series A Convertible Preferred Stock, and 19,268 shares held by C. Thoele Lifetime Trust.
(6)	Includes 35,000 shares of Common Stock that may be acquired by Mr. Alexander upon the exercise of stock options exercisable within 60 days of February 10, 2003.
(7)	Includes 26,250 shares of Common Stock that may be acquired by Mr. Binion upon the exercise of stock options exercisable within 60 days of February 10, 2003.
(8)	Includes 2,500 shares of Common Stock that may be acquired by Mr. Goff upon the exercise of stock options exercisable within 60 days of February 10, 2003.
(9)	Includes 49,250 shares of Common Stock that may be acquired by Mr. Hawkins upon the exercise of stock options exercisable within 60 days of February 10, 2003.
(10)	Includes 20,741 shares which may be acquired upon the exercise of Series A Convertible Preferred Stock; 359,999 shares which may be acquired upon the exercise of Series B Convertible Preferred Stock; and 123,000 shares of Common Stock that may be acquired upon the exercise of stock options exercisable within 60 days of February 10, 2003.
(11)	Each share of Series A Preferred Stock is convertible into 1.48 shares of Common Stock at any time at the option of the holder. The total shares of Common Stock convertible from Series A Preferred Stock are accounted for in the Common Stock Beneficial Ownership column of the above table. The percentages are based upon 212,800 shares of Series A Preferred Stock outstanding as of February 10, 2003. See also AGENDA ITEM TWO

(REDEMPTION OR CONVERSION OF SERIES A CONVERTIBLE PREFERRED STOCK) included herein.
(12)	Each share of Series B Preferred Stock is convertible into 6.90 shares of Common Stock at any time at the option of the holder. The total shares of Common Stock convertible from Series B Preferred Stock are accounted for in the Common Stock Beneficial Ownership column of the above table. The percentages are based upon 60,000 shares of Series B Preferred Stock outstanding as of February 10, 2003. See also AGENDA ITEM THREE (CONVERSION OF SERIES B CONVERTIBLE PREFERRED STOCK) included herein.
(13)	Includes 4,680 shares held by the Donald L. Lucas Profit Sharing Trust, of which Mr. Lucas is Successor Trustee. Excludes 3,120 shares held by the Richard M. Lucas Foundation, of which Mr. Lucas is the chairman, of which Mr. Lucas disclaims beneficial ownership.

EXECUTIVE OFFICERS

The executive officers of the Company are presented below:

NAME	AGE	POSITION WITH THE COMPANY
Larry G. Gerdes	54	President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Treasurer
Robert D. Alexander	55	Vice President of Customer Service and Assistant Secretary
Thomas C. Binion	48	Chief Operating Officer (1)
Carl P. Hawkins	50	Vice President – Chief Information Officer
Leslie B. Goff	55	Vice President of Sales

(1) Mr. Binion was appointed to the position of Chief Operating Officer by the Board of Directors effective January 1, 2003. Prior to that time, Mr. Binion served as Vice President of Transcription Production.

Robert D. Alexander has served as Vice President of Customer Service for Transcend Services, Inc. (“Transcend”) since October 1998. Prior to joining Transcend, Mr. Alexander served as an Account Executive for HBO & Company, a healthcare information systems company, from March 1996 until October 1998.

Thomas C. Binion served as Vice President of Transcription Production for Transcend from August 2000 to December 2002. Effective January 1, 2003, Mr. Binion was promoted to the position of Chief Operating Officer for Transcend. For five years prior to joining Transcend, Mr. Binion served in various field management positions at Per-Se Technologies, Inc., a physician practice management services company.

Carl P. Hawkins has served as Vice President – Chief Information Officer for Transcend since May 1998. Before joining Transcend, Mr. Hawkins served as President of HCS Consulting Services for two years, from March 1995 to December 1996 he was President of the Transaction Processing Group for Medaphis Corporation, a physician and hospital business management services and software company, and prior to that he was Vice President at Citibank, from January 1984 to March 1995, where among other things he managed strategic information services projects with the Europe and North American Card Products Group.

Leslie B. Goff has served as Vice President of Sales for Transcend since October 2001. From 1997 until joining Transcend, Mr. Goff served as a Regional Sales Manager for Spectralink Corporation, a leader in on-premise wireless telephone systems. From 1995 to 1996, Mr. Goff was Branch Manager for North and South Carolina with Sprint Business Corporation, a voice and data services provider. Between 1975 and 1995, Mr. Goff served in various Executive Sales Management positions for Dictaphone Corporation, a pioneer in voice processing services.

Executive officers are chosen by and serve at the discretion of the Board of Directors of the Company. Executive officers will devote their full time to the affairs of the Company. See “Election of Directors” for information with respect to Larry G. Gerdes.

EXECUTIVE COMPENSATION

The following table provides certain summary information for the fiscal years ended December 31, 2002, 2001 and 2000 concerning compensation paid or accrued by the Company to or on behalf of the Company’s Chief Executive Officer and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 2002 (the “Named Executive Officers.”)

SUMMARY COMPENSATION TABLE

	ANNUAL COMPENSATION					LONG-TERM COMPENSATION SECURITIES UNDERLYING OPTIONS/SAR’S (#)
NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)		BONUS ($)

Larry G. Gerdes President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Treasurer	2002 2001 2000	$ $ $	220,000 220,000 220,000	$ $ $	— — —	— — —

Robert D. Alexander Vice President of Customer Service and Assistant Secretary	2002 2001 2000	$ $ $	132,500 123,256 108,750	$ $ $	— — —	7,500 15,000 32,500

Thomas C. Binion (1) Chief Operating Officer (2)	2002 2001 2000	$ $ $	145,000 140,000 51,513	$ $	— —	20,000 30,000 30,000

Leslie B. Goff (3) Vice President of Sales	2002 2001	$ $	100,000 23,141	$ $	— —	10,000 10,000

Carl P. Hawkins Vice President – Chief Information Officer	2002 2001 2000	$ $ $	145,000 137,500 131,044	$ $ $	— — —	5,000 17,500 20,000

(1)	Mr. Binion’s date of hire was August 21, 2000.
(2)	Mr. Binion was appointed to the position of Chief Operating Officer by the Board of Directors effective January 1, 2003. Prior to that time, Mr. Binion served as Vice President of Transcription Production.
(3)	Mr. Goff’s date of hire was October 8, 2001. Mr. Goff is also compensated with sales commissions that totaled $45,642 in 2002 and $0 in 2001.

STOCK OPTION GRANTS AND RELATED INFORMATION

The following table sets forth information regarding individual grants of options for Transcend Common Stock during the twelve months ended December 31, 2002 to each of the Named Executive Officers in the Summary Compensation Table above. All such grants were made pursuant to the Transcend Services, Inc. 1992 Stock Option Plan, as amended, or the Transcend Services, Inc. 2001 Stock Option Plan. Mr. Gerdes was granted no options to purchase Transcend Common Stock during the twelve months ended December 31, 2002 and holds no options as of the date hereof. In accordance with the rules of the Commission, the table sets for the hypothetical gains or “option spreads” that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of Transcend Common Stock and overall market condition. There can be no assurance that the potential realizable values shown in this table will be achieved.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
Name	Number of Securities Underlying Options Granted (#) (1)	% of Total Options Granted to Employees In 2002 (2)	Exercise Or Base Price ($/Sh) (3)
				Expiration Date	5%	10%
Robert D. Alexander	7,500	8.72%	$0.79	12/27/12	$3,750	$9,450
Thomas C. Binion	20,000	23.25%	$0.79	12/27/12	$10,000	$25,200
Leslie B. Goff	10,000	11.63%	$0.79	12/27/12	$5,000	$12,600
Carl P. Hawkins	5,000	5.81%	$0.79	12/27/12	$2,500	$6,300

(1)	These options vest in four equal annual installments beginning on the first anniversary of the date of the grant.
(2)	Transcend granted options to purchase a total of 86,000 shares to Directors, Officers and employees in the twelve months ended December 31, 2002.
(3)	Stock options are granted with an exercise price equal to the fair market value of the Transcend Common Stock on the date of grant.
(4)	The 5% and 10% assumed rates of annual compound stock appreciation are mandated by rules of the Commission and do not represent Transcend’s estimate or projection of future prices for Transcend Common Stock.

AGGREGATED OPTION EXERCISES IN FISCAL 2002 AND FISCAL YEAR END OPTION VALUES

There were no options exercised by the Named Executive Officers during fiscal 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR 2002 AND FY-END OPTION VALUES

	Number of Securities Underlying Unexercised Options at December 31, 2002 (#)		Value of Unexercised In-The-Money Options at December 31, 2002 ($) (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Robert D. Alexander	33,125	31,875	$0	$0
Thomas C. Binion	22,500	57,500	$0	$0
Leslie B. Goff	2,500	17,500	$0	$0
Carl P. Hawkins	53,375	28,125	$0	$0

(1)	Represents the excess of the fair market value of the Common Stock of approximately $0.74 per share (the closing selling price as quoted on the Nasdaq SmallCap Market on December 31, 2002) above the exercise price per share of the options times the applicable number of shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Stock Option and Compensation Committee of the Board of Directors for 2002 was comprised of Messrs. Charles E. Thoele (Chairman), Joseph P. Clayton and Walter S. Huff, Jr. None of the members of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries during fiscal 2002. No interlocking relationship exists between the Company’s Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

On March 30, 2001, Larry G. Gerdes and Walter S. Huff, Jr. (the “Guarantors”) personally guaranteed the repayment of borrowings, if any, under the Company’s $1.5 million line of credit (“LOC”) with Bank of America, N.A. (the “Bank”). The LOC bears interest at the Bank’s prime rate minus one-half percent. On March 25, 2002, prior to the termination date of the LOC, the Company and the Guarantors renewed the LOC and extended the termination date to March 31, 2003. The Guarantors received no compensation for providing such guarantees.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of Compensation Committee on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

REPORT OF STOCK OPTION AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

During fiscal year 2002, the Stock Option and Compensation Committee of the Board of Directors was comprised of three non-employee members of the Board: Charles E. Thoele (Chairman), Joseph P. Clayton and Walter S. Huff, Jr. The Stock Option and Compensation Committee establishes the general compensation policy for all executive officers of the Company and administers the incentive plans, including the 1992 Stock Option Plan, the 2001 Stock Option Plan and the bonus program for executive officers. The Stock Option and Compensation Committee also is responsible for reviewing executive officer compensation levels and evaluating management performance. The discussion set forth below is a report submitted by the Stock Option and Compensation Committee regarding the Company’s compensation policies and programs for executive officers for 2002.

Stock Option and Compensation Committee Philosophy

The Company’s executive compensation program is designed to reward outstanding performance and results. The Stock Option and Compensation Committee believes that the Company must pay competitively to attract, motivate and retain qualified executives. Moreover, in order to align their interests with the stockholders of the Company and maximize stockholder value, the Stock Option and Compensation Committee also believes that the Chief Executive Officer and the Company’s other executive officers should be significantly incented by Transcend’s as well as individual performance.

In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the Company’s short-term and long-term success. As such, the Company attempts to provide both short-term and long-term incentive compensation that varies based on corporate and individual performance.

To accomplish these objectives, the Stock Option and Compensation Committee has structured the executive compensation program with three primary underlying components: base salary, performance incentives and long-term incentives (such as stock options). The following sections describe these elements of compensation and discuss how each component relates to the Company’s overall compensation philosophy.

Base Salary Program

The Company’s base salary program is based on a philosophy of providing base pay levels that are competitive with similarly situated companies in the healthcare industry. The Company periodically reviews its executive pay levels to assure consistencies with the external market. Annual salary adjustments are based on several factors including the general level of market salary increases, individual performance and long-term value to the Company, competitive base salary levels and the Company’s overall financial and operating results. During 2002, Mr. Gerdes did not receive an increase in base pay.

Performance Bonuses

Performance bonuses are intended to (i) reward executive officers based on Company and individual performance,

(ii) motivate executive officers, and (iii) provide pay-for-performance cash compensation opportunities to executive officers of the Company. Accordingly, a portion of the executives’ compensation is contingent upon corporate performance and adjusted where appropriate, based on an executives’ performance against personal performance objectives. No bonuses were paid to executive officers in 2002.

Long-Term Incentives

Long-term incentives are designed to focus the efforts of executive officers on the long-term goals of the Company and to maximize total return to the stockholders of the Company. In the past, the Stock Option and Compensation Committee has relied primarily on stock option awards to provide long-term incentive opportunities. Stock options align the interest of executive officers with the stockholders of the Company by providing value to the executive officers through stock price appreciation only. Stock options issued by the Company generally have a ten-year term before expiration, are exercisable over a number of years from the date of grant, and executives must be employed by the Company at the time of vesting in order to exercise the options. The Compensation Committee believes that dependence on stock options for a portion of executives’ compensation more closely aligns such executives’ interests with those of the Company’s stockholders, since the ultimate value of such compensation is linked directly to stock price.

While Mr. Gerdes does not have any options to purchase Common Stock of the Company under the Company’s stock option plans, the Compensation Committee believes that Mr. Gerdes long-term incentives are adequate given his level of ownership interest in the company.

Fiscal Year 2002 Actions

The compensation for the Chief Executive Officer for fiscal 2002 was determined in the manner described above and no particular quantitative measures were used by the Stock Option and Compensation Committee in determining his compensation except as so described.

On December 28, 2001, to encourage and facilitate ownership of Transcend Common Stock by the Executive Officers of the Company, the Stock Option and Compensation Committee authorized the sale of 20,000 shares of its unregistered Common Stock (the “Stock”) on a contingent basis to each of Messrs. Alexander, Binion, Goff and Hawkins at the market value of $100,800 as determined by the closing price reported on the Nasdaq SmallCap Market on that date. As consideration for the sale, the officers issued interest bearing, secured promissory notes in the aggregate amount of $100,800 payable to the Company on January 15, 2003 (the “Notes”). The Notes were secured by the Stock. The sale was contingent upon the Company’s stock trading at or above $4.00 per share for ten consecutive days during 2002. Since the Company’s stock did not trade at or above the required price in 2002, on December 10, 2002, the Stock Option and Compensation Committee authorized said officers to surrender the Stock to the Company for cancellation and retirement, after which the Notes were cancelled on December 30, 2002. The Stock Option and Compensation Committee did not consider a similar stock sale program to the Executive Officers of the Company in 2002, but rather granted stock options to certain Executive Officers of the Company to encourage and facilitate their ownership of Transcend Common Stock. See the Option Grants In Last Fiscal Year table in the STOCK OPTION AND RELATED INFORMATION section of the EXECUTIVE COMPENSATION information included herein for information with respect to stock options granted to the Executive Officers of the Company in 2002.

The Stock Option and Compensation Committee continually evaluates the Company’s compensation policies and procedures with respect to executives. Although the Stock Option and Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company’s stockholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

Charles E. Thoele

Joseph P. Clayton

Walter S. Huff, Jr.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s Common Stock that may be issued upon the exercise of stock options under all of the Company’s existing equity compensation plans as of December 31, 2002, including the Company’s 1992 Stock Option Plan and 2001 Stock Option Plan, both of which have been approved by the Company’s stockholders. The Company has no warrants or other rights to acquire the Company’s Common Stock outstanding as of December 31, 2002, other than the conversion rights related to the Company’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (See AGENDA ITEM TWO and AGENDA ITEM THREE to this Proxy Statement).

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	434,000	$2.13	289,000

STOCKHOLDER RETURN PERFORMANCE GRAPH

Set forth on the following page is a line graph comparing the percentage change in the cumulative total stockholder return on the Company’s Common Stock against the cumulative total return of the Nasdaq Composite Index and the Nasdaq Health Services Index for the period commencing on December 31, 1997 and ending December 31, 2002. The graph assumes that the value of the investment in the Company’s Common Stock in each index was $100 on December 31, 1997. The Company has not paid any cash dividends on its Common Stock.

Comparison of Five-Year Cumulative Total Returns
Performance Graph for
Transcend Services, Inc.

Produced on 01/22/2003 including data to 12/31/2002

$300
$200
$100
$0
12/31/1997
12/31/1998
12/31/1999
12/29/2000
12/31/2001
12/31/2002
87.2
86.3
6.0

Legend

Symbol	CRSP Total Returns Index for:	12/1997	12/1998	12/1999	12/2000	12/2001	12/2002
——— ■	Transcend Services, Inc.	100.0	78.5	27.8	11.1	10.4	6.0
— — — ★	Nasdaq Stock Market (US Companies)	100.0	141.0	261.5	157.4	124.9	86.3
- - - - ▲	Nasdaq Health Services Stocks SIC 8000-8099 US & Foreign	100.0	84.8	68.2	93.6	101.2	87.2

Notes:

A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
D. The index level for all series was set to $100.0 on 12/31/1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 30, 2001, Larry G. Gerdes and Walter S. Huff, Jr. (the “Guarantors”) personally guaranteed the repayment of borrowings, if any, under the Company’s $1.5 million line of credit (“LOC”) with Bank of America, N.A. (the “Bank”). The LOC bears interest at the Bank’s prime rate minus one-half percent. On March 25, 2002, prior to the termination date of the LOC, the Company and the Guarantors renewed the LOC and extended the termination date to March 31, 2003. The Guarantors received no compensation for providing such guarantees.

PROPOSALS BY STOCKHOLDERS

Proposals by stockholders intended to be presented at the 2004 Transcend annual meeting (to be held in the Spring of 2004) must be forwarded in writing and received at the principal executive office of Transcend no later than December 2, 2003 directed to the attention of the Secretary, for consideration for inclusion in the Transcend’s proxy statement for the annual meeting of stockholders to be held in 2004. Any such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.

In connection with the Company’s Annual Meeting of Shareholders to be held in 2004, if the Company does not receive notice of a matter or proposal to be considered by February 15, 2004; then the persons appointed by the Board of Directors to act as the proxies for such Annual Meeting (named in the form of proxy) will be allowed to use their discretionary voting authority with respect to any such matter or proposal at the Annual Meeting, if such matter or proposal is properly raised at the Annual Meeting and put to a vote.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, Directors and greater than 10% stockholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 2002, all Section 16(a) filing requirements applicable to its Directors, officers and greater than 10% stockholders were complied with, except for an oversight by Mr. Gerdes to report 100 shares purchased on October 23, 2002, that were subsequently reported on a Form 4 filed on February 24, 2003.

Although it is not the Company’s obligation to make filings pursuant to Section 16 of the Securities Exchange Act of 1934, the Company has adopted a policy requiring all Section 16 reporting persons to report all trading activity in the Company’s Common Stock on the day of said trade(s).

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the following financial information from the Company’s Annual Report on Form 10-K for the year ended December 31, 2002: (i) the Company’s Consolidated Financial Statements as of December 31, 2001 and 2002 and for the three years in the period ended December 31, 2002, including any supplementary data; (ii) management’s discussion and analysis of financial condition and results of operations; and (iii) quantitative and qualitative disclosures about market risk.

When deciding how to cast your vote, you should rely only on the information contained or incorporated by reference in this Proxy Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated March 31, 2003. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the mailing of the Proxy Statement to shareholders shall not create any implication to the contrary.

ANNUAL REPORT ON FORM 10-K

Additional information concerning the Company, including financial statements of the Company, is provided in the Company’s Form 10-K for the fiscal year ended December 31, 2002, which accompanies this report. Exhibits filed with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission, are available to stockholders who make written request to the Company’s Secretary, 945 East Paces Ferry Road, Suite 1475, Atlanta, Georgia 30326.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting. If any other matter should come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matter in accordance with their best judgment of what is in the best interests of the Company.

By Order of the Board of Directors /s/ Larry G. Gerdes LARRY G. GERDES Chairman of the Board

Atlanta, Georgia

March 31, 2003

EXHIBIT A

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

TRANSCEND SERVICES, INC.

Transcend Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

I. Pursuant to the authority contained in paragraph IV of its Certificate of Incorporation and in accordance with Section 242 of the General Corporation Law of the State of Delaware, the following resolutions were duly adopted by the Board of Directors of the Corporation as of February 19, 2003:

“WHEREAS, the Board of Directors has previously adopted resolutions (the “Resolutions”) as of November 11, 1997 designating a series of the Corporation’s Preferred Stock as Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and established the relative rights, preferences and limitations, and other terms and conditions of such series in Exhibit A to the Resolutions (the “Original Series A Designation”); and

WHEREAS, the Board deems it to be in the best interests of the Corporation to modify certain of the terms and conditions of the Original Series A Designation.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby amends the Original Series A Designation by inserting the following text to the end thereof, as follows:

“10. (a) Notwithstanding any provisions otherwise contained in Section 5 of the Original Series A Designation respecting “Conversion” or Section 6 of the Original Series A Designation respecting “Redemption,” during the period (the “Inducement Period”) commencing on the date on which this Certificate of Amendment to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock is accepted for filing with the Secretary of State of Delaware (the “Amendment Date”) and ending at 5:00 p.m., Atlanta, Georgia time on the 20th day following the Amendment Date, by written agreement between the Corporation and The St. Paul Companies, which is the registered holder of record of $1,500,000 stated value of Series A Convertible Preferred Stock (represented by 60,000 shares of Series A Convertible Preferred Stock) (“The St. Paul Series A Shares”), the Corporation shall have the exclusive right to redeem The St. Paul Series A Shares in exchange for the following: (i) $600,000 in cash; (ii) an unsecured promissory note in the principal amount of $100,000 bearing interest at an annual rate of 4%, such note to mature and be due and payable on the date which marks the six-month anniversary following the date of issuance of such note; (iii) an unsecured promissory note in the principal amount of $100,000 bearing interest at an annual rate of 4%, such note to mature and be due and payable on the date which marks the nine-month anniversary following the date of issuance of such note; and (iv) the issuance of 200,000 shares of the authorized Common Stock of the Corporation, valued at $3.50 per share ((i) through (iv) being hereinafter referred to as the “Call Consideration”).

11. The Corporation may exercise such redemption right contained in Section 10 hereof by delivering written notice to The St. Paul Companies by overnight courier, not less than five days prior to the Redemption Date. Such notice shall state the Redemption Date, the place where the certificate for The St. Paul Series A Shares are to be surrendered for payment of the Call Consideration, and that payment will be made upon presentation and surrender of The St. Paul Series A Shares. Notice having been delivered as aforesaid, on the Redemption Date, The St. Paul Series A Shares shall be automatically converted into the right to receive the Call Consideration and all rights of the holder thereof as a stockholder of the Corporation (except the right to receive from the Corporation the Call Consideration) shall cease.

12. During the Inducement Period, each holder of shares of Series A Preferred Stock, other than The St. Paul Companies, shall be entitled to convert all or any portion of such Series A shares pursuant to

Section 5 hereof at a Conversion Price of $2.00 per share. The Corporation agrees to use its commercially reasonable best efforts to register for resale under the Securities Act of 1933, as soon as practicable following the Inducement Period, all shares of Common Stock issued pursuant to Section 5 hereof to holders electing to convert shares of Series A Preferred Stock during the Inducement Period; provided, however, that the Corporation’s obligation to register shares of Common Stock on behalf of any such holder shall be conditioned upon receipt by the Corporation from such holder of a Registration Rights Agreement containing such terms, conditions and representations as are customarily contained in similar such agreements.

13. In the event a Dividend Payment Date occurs during the Inducement Period, any Record Holder entitled to receive the cash dividend associated with such Dividend Payment Date and who has elected to convert its shares of Series A Preferred Stock pursuant to Section 12 hereof may elect, by delivering written notice to the Corporation by overnight courier not less than three business days prior to such Dividend Payment Date, to have such dividend paid in shares of Common Stock, with the number of shares payable determined as the quotient obtained by dividing the aggregate amount of the dividend payable to such Record Holder by $2.00 rounded down to the nearest whole share. No fractional shares shall be issued as a result of an election by a Record Holder to receive shares of Common Stock pursuant to this Section 13.

14. Immediately following the Inducement Period, Sections 10 through 13 hereof shall cease to be of any force or effect.”

FURTHER RESOLVED, that the officers of the Corporation be and hereby are authorized and directed to take any and all further action that may be necessary or desirable to accomplish the above authorized action, including but not limited to the execution and filing of all instruments or documents that may be necessary to create, designate, issue or evidence shares of the Corporation’s Series A Convertible Preferred Stock.

  II. The Certificate of Amendment to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of the Corporation described in Section I hereof has been duly approved in accordance with Section 242 of the General Corporation Law of the State of Delaware, at a meeting of the shareholders of the Corporation held on May 6, 2003, by holders of a majority of the issued and outstanding shares of Common Stock of the Corporation, par value $0.05 per share, and by holders of 75% of the issued and outstanding shares of Series A Preferred Stock.

III. This Certificate of Amendment shall be effective upon its filing with the Secretary of State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its name by the undersigned duly authorized officer of the Corporation, this              day of                     , 2003.

TRANSCEND SERVICES, INC.

By:
Larry G. Gerdes President and Chief Executive Officer

ATTEST:

By:
Title:

EXHIBIT B

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

TRANSCEND SERVICES, INC.

Transcend Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

I. Pursuant to the authority contained in paragraph IV of its Certificate of Incorporation and in accordance with Section 242 of the General Corporation Law of the State of Delaware, the following resolutions were duly adopted by the Board of Directors of the Corporation as of February 19, 2003:

WHEREAS, the Board of Directors has previously adopted resolutions (the “Resolutions”) as of November 10, 1999 designating a series of the Corporation’s Preferred Stock as Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and established the relative rights, preferences and limitations, and other terms and conditions of such series in Exhibit A to the Resolutions (the “Original Series B Designation”); and

WHEREAS, the Board deems it to be in the best interests of the Corporation to modify certain of the terms and conditions of the Original Series B Designation.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby amends the Original Series B Designation as follows:

1. The definition of “Conversion Price” set forth in Section 8 of the Original Series B Designation is hereby deleted in its entirety and the following text is inserted in lieu thereof:

“Conversion Price” means the Conversion Price per share of Common Stock into which the Series B Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 5 hereof. The initial Conversion Price shall be the greater of (i) the average closing bid price of one share of Common Stock for the five (5) Business Days preceding the Issue Date or (ii) the closing bid price of one share of Common Stock on the day preceding the Issue Date; provided, however, commencing on the date on which this Certificate of Amendment to the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock is accepted for filing with the Secretary of State of Delaware (the “Amendment Date”) and ending at 5:00 p.m., Atlanta, Georgia time on the 20th day following the Amendment Date (the “Conversion Inducement Period”), the Conversion Price shall be $2.00; provided further, that immediately following the Conversion Inducement Period, the Conversion Price shall be the Conversion Price in effect immediately prior to the Amendment Date, subject to adjustment pursuant to Section 5 hereof.

2. The following is inserted as a new Section of the Series B Designation following Section 9 of the Series B Designation:

“(10) The Corporation shall use its best efforts to register for resale under the Securities Act of 1933, as soon as practicable following the Conversion Inducement Period, all shares of Common Stock issued pursuant to Section 5 hereof to Persons electing to convert shares of Series B Preferred Stock during the Conversion Inducement Period; provided, however, that the Corporation’s obligation to register shares of Common Stock held by a Person pursuant to this Section 10 shall be conditioned upon receipt by the Corporation from such Person of a Registration Rights Agreement containing such terms, conditions and representations as are customarily contained in similar such agreements.”

FURTHER RESOLVED, that the officers of the Corporation be and hereby are authorized and directed to take any and all further action that may be necessary or desirable to accomplish the above authorized action, including but not limited to the execution and filing of all instruments or documents that may be necessary to create, designate, issue or evidence shares of the Corporation’s Series B Convertible Preferred Stock.

  II. The Certificate of Amendment to the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Corporation described in Section I hereof has been duly approved in accordance with Section 242 of the General Corporation Law of the State of Delaware, at a meeting of the shareholders of the Corporation held on May 6, 2003, by holders of a majority of the issued and outstanding shares of Common Stock of the Corporation, par value $0.05 per share, and by holders of 75% of the issued and outstanding shares of Series B Preferred Stock.

III. This Certificate of Amendment shall be effective upon its filing with the Secretary of State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its name by the undersigned duly authorized officer of the Corporation, this              day of                         , 2003.

By:
Larry G. Gerdes

Title: President and Chief Executive Officer

ATTEST:

By:
Title:

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF TRANSCEND SERVICES, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 6, 2003

The undersigned hereby appoints Larry G. Gerdes and Walter S. Huff, Jr., or either or them, with full power of substitution as proxies and attorneys-in-fact, to represent and vote, as designated below, the common stock of the undersigned at the Annual Meeting of Stockholders of Transcend Services Inc., (the “Company”) to be held on May 6, 2003, at the offices of Smith, Gambrell & Russell, LLP, Suite 3100, Promenade II, 1230 Peachtree Street, N.E., Atlanta, Georgia 30309-5392 at 2:00 p.m. local time and at any adjournments or postponements thereof on the matters set forth below:

1.	To elect four directors for a term of one year and until their successors are elected and qualified:

☐ For all Nominees Listed Below (except as instructed below).

Joseph P. Clayton, Larry G. Gerdes, Walter S. Huff, Jr., and Charles E. Thoele

☐ WITHHOLD AUTHORITY to vote for those Nominees listed below:

2.	To approve an amendment to the Certificate of Designations, Preferences and Rights of the Company’s Series A Convertible Preferred Stock contained in the Company’s Certificate of Incorporation, authorizing the Company to partially redeem for cash shares of the Company’s Series A Convertible Preferred Stock and to adjust, for a limited time period, the conversion price of the remainder of the Series A Convertible Preferred Stock.

☐    FOR        ☐    AGAINST        ☐    ABSTAIN

3.	To approve an amendment to the Certificate of Designations, Preferences and Rights of the Company’s Series B Convertible Preferred Stock contained in the Company’s Certificate of Incorporation, authorizing the Company to adjust, for a limited time period, the conversion price of the Series B Convertible Preferred Stock.

☐    FOR        ☐    AGAINST        ☐    ABSTAIN

4.	To ratify the appointment of Miller Ray & Houser LLP as independent public accountants for the year ending December 31, 2003.

☐    FOR        ☐    AGAINST        ☐    ABSTAIN

5.	In their discretion, upon such other matter or matters as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors recommends a vote “FOR” each of the above proposals.

THE SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED AS DIRECTED ON THE REVERSE HEREOF. IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED FOR ALL LISTED PROPOSALS. IN THEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THAT MEETING.

Signature of Stockholder

Signature of Stockholder

Dated:

Important: Sign exactly as your name appears on this proxy card. Give full title of executor, administrator, trustee, guardian, etc. Joint owners should each sign personally.